Exhibit 99.4

WHITING PETROLEUM CORPORATION

Offer to Exchange

Registered 7¼% Senior Subordinated Notes due 2012

For Any and All Outstanding Unregistered 7¼% Senior Subordinated Notes due 2012

THE EXCHANGE OFFER WILL EXPIRE AT 11:59P.M., NEW YORK CITY

TIME, ON                     , 2004, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is a Prospectus, dated                     , 2004 (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of Whiting Petroleum Corporation (the “Company”) to exchange its 7¼% Senior Subordinated Notes due 2012 (the “New Notes”) which have been registered under the Securities Act of 1933, as amended, for all of its outstanding unregistered 7¼% Senior Subordinated Notes due 2012 (the “Old Notes”), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated May 11, 2004, by and among the Company, Whiting Oil and Gas Corporation, Whiting Programs, Inc. and the initial purchasers named therein, related to the 7¼% Senior Subordinated Notes due 2012.

This material is being forwarded to you as the beneficial owner of the Old Notes held by us for your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. We urge you to read the Prospectus carefully before instructing us as to whether or not to tender your Old Notes.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 11:59 p.m., New York City time, on                     , 2004, unless extended by the Company. Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

If you wish to have us tender your Old Notes, please instruct us by completing, executing and returning to us the instruction form enclosed with this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Notes.

If we do not receive written instructions in accordance with the procedures presented in the Prospectus and the Letter of Transmittal we will not tender any of the outstanding Old Notes on your account.